UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Emulex Corporation
(Name of Registrant as Specified in Its Charter)
Fiji Acquisition Corporation
Broadcom Corporation
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On June 3, 2009, Broadcom Corporation (“Broadcom”) posted certain materials related to its consent solicitation of Emulex Corporation’s stockholders and tender offer for all of the outstanding shares of Emulex’s common stock on its website at http://www.broadcomtransaction.com (the “Broadcom Transaction Website”). Broadcom has also posted a link to the Broadcom Transaction Website on its Investors home page (http://www.broadcom.com/investors) and on its corporate home page (http://www.broadcom.com).
The following are excerpts of text from the Broadcom Transaction Website that have not otherwise been filed:
***
WELCOME
On May 5, 2009 Broadcom Corporation (NASDAQ: BRCM) announced that its wholly owned subsidiary, Fiji Acquisition Corporation, has commenced a tender offer for all the outstanding shares of common stock of Emulex Corporation (NYSE: ELX). In addition, Broadcom announced the filing of a preliminary consent solicitation statement to amend Emulex’s Bylaws to allow stockholders to call a special meeting of stockholders.
Under the terms of the offer, Emulex stockholders would receive $9.25 net per share in cash (less any applicable withholding taxes and without interest). This represents a total equity value of approximately $764 million.
Emulex has made it clear that it shares our view that the convergence of data and storage networking is the long-term future of enterprise networks. This combination would enable us to accelerate our efforts to bring this vision to our customers. We believe the logic of this combination is equally compelling for the employees of both companies. In particular Emulex’s highly skilled employees would have greater opportunities to enhance their careers as a result of access to Broadcom’s Ethernet portfolio, our intellectual property and tools and the enhanced sales, service and manufacturing support our greater scale makes possible.
Broadcom’s all-cash offer is not subject to a financing condition. Broadcom intends to fund the offer with its existing cash holdings. The offer is subject to certain conditions described in the tender offer statement filed with the U.S. Securities and Exchange Commission, a copy of which will be mailed to Emulex’s stockholders.
Broadcom’s goal is to engage with Emulex’s board to quickly reach a negotiated agreement and deliver on the exciting opportunities this combination offers to both companies. We encourage you to read the materials on this website and continue to visit often as it will be updated frequently. We thank you for your support.
***
FACT SHEET
Broadcom Offer to Acquire Emulex in Highly Certain All-Cash Deal
(ALL AMOUNTS ARE STATED IN U.S.$)

Companies

Ticker	NASDAQ: BRCM	NYSE: ELX

Employees	Approximately 7,198	Approximately 775

Quarterly Sales	Net Sales: $853.44M	Net Sales: $78.57M
	(3/31/09 quarter)	(3/29/09 quarter)

Terms	Substantial Premium, All-Cash Offer:

  •  $9.25 net per share, all cash
  •  90% premium to enterprise value*
  •  62% premium to 30-trading-day average price*
  •  42% premium to analysts’ median stock price target for next year*
  •  40% premium to closing price day prior to public bid*

*As of April 20, 2009

Rationale	Accelerates vision of network convergence

  •  Promises significant benefits to customers and industry
          —  Broadcom has a track record of success in communications convergence, technology execution and integrating acquisitions
Creates significant shareholder value for both companies
  •  Accretive to Broadcom’s non-GAAP earnings in 2010**
  •  Clean cash offer
  •  Avoids Emulex execution risks, accelerates Broadcom initiatives
  •  Highly achievable plan for integration
Combines leaders in enterprise data networking and storage networking
  •  Broadcom: leader in Ethernet switches, controllers, processors and PHY devices
  •  Emulex: leader in Fibre Channel host bus adapters and embedded switch bridges
  •  Combines highly complementary customer bases
      **Does not include any purchase accounting related adjustments and fair value measurements

Benefits to Employees	Opportunity for Emulex employees to join a well-capitalized and diversified Fortune 500 leader in technology execution and convergence
  •  Broadcom has retained approximately 81% of the employees that have joined the company via its 18 acquisitions since January 2004
  •  Broadcom has the financial strength to fund innovation through economic and product cycles
  •  Emulex’s engineering team will gain access to Broadcom’s broad based IP portfolio, advanced design and development tools, and advanced manufacturing processes to help foster next-generation innovation
  •  Broadcom intends to maintain existing distribution channels and relationships

Benefits to Customers
  •  Converged products enable lower costs: e.g. including less power (greener), simpler data center management/security
  •  Combined company can offer better global service & support
  •  Financially stronger supplier: able to sustain R&D through the economic cycles, greater supply chain scale and reliability
  •  More complete product portfolio, leading to more clear technology roadmap for the future

Benefits to Industry	Accelerates opportunities for “convergence” of Ethernet, Fibre Channel networks
  •  Fibre Channel over Ethernet (FCoE) is emerging as a technology for data center convergence
  •  Completion of converged offering is accelerated by the combination of Fibre Channel technology from Emulex with iSCSi and Ethernet converged solutions from Broadcom
  •  Combined company to offer best-in-class single-chip solutions with proven industry leading Fibre Channel, Ethernet and iSCSi capabilities
  •  Emulex engineers gain access to Broadcom development tools and intellectual property portfolio

Tender Offer Conditions
  •  Tender a majority of Emulex shares
  •  Poison pill removed by Emulex board
  •  Other customary conditions
  •  NOT contingent upon financing
  •  See the tender offer statement, as amended, filed with the SEC for a complete description of the tender offer conditions

Purpose of Consent Solicitation
  •  Allows representatives of Broadcom to call a special meeting to consider the removal of Emulex’s current Board of Directors and the election of an alternative slate nominated by Broadcom
  •  Does not require Emulex stockholders to tender shares in Broadcom’s tender offer
  •  Does not require stockholders to vote for Broadcom nominees at special meeting

Consent Solicitation Seeks to:
  •  Amend Emulex’s Bylaws to authorize stockholders who collectively own 10%+ of the outstanding shares to call a special meeting
  •  Authorize Broadcom representatives to call a special meeting for Emulex stockholders to consider removing and replacing Emulex’s board
  •  Amend Emulex’s advance notice bylaw so that it will not apply at special meetings
  •  Amend Emulex’s Bylaws to require the Emulex Board of Directors to fix a record date for special meetings called by stockholders; and
  •  Repeal any amendments to the Emulex Bylaws adopted by the Emulex Board of Directors on or after January 15, 2009, the date of Emulex’s current Bylaws

Description	Broadcom Corporation engages in the design, development, and supply of semiconductors for wired and wireless communications equipment manufacturers. The company’s products enable the delivery of voice, video, data, and multimedia to and throughout the home, office, and mobile environment. It provides a portfolio of system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. The company offers solutions for digital cables, satellite and Internet protocol set-top boxes, and media servers; high definition televisions; high definition DVD players and personal video recording devices; cable and digital subscriber line modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area, and storage networking; and server solutions. It also provides its solutions for broadband network and security processors; wireless and personal area networking; cellular communications; global positioning system applications; mobile multimedia and applications processors; mobile power management; and voice over Internet protocol gateway and telephony systems. The company markets its products in the United States through direct sales force, distributors, and manufacturers’ representatives. Broadcom Corporation also sells its products internationally through regional offices, as well as through a network of independent distributors and representatives in Asia, Australia, Europe, and North America. The company was founded in 1991.	Emulex Corporation provides various storage networking infrastructure solutions worldwide. It designs, develops, and supplies chip level and board level server-based Input/Output (I/O) adapters, including host bus adapters and mezzanine cards, which are data communication products that enable servers to connect to storage networks by offloading communication processing tasks as information is delivered and sent to the storage network. The company also offers embedded storage switches, embedded bridges, embedded routers, and storage I/O controllers that are deployed inside storage arrays, tape libraries, and other storage appliances. In addition, it provides intelligent data center networking solutions, which include contract engineering services and legacy products. Emulex Corporation sells its products to original equipment manufacturers, end users, and through other distribution channels, including value added resellers, systems integrators, industrial distributors, and resellers. The company was founded in 1979.

Headquarters	Orange County, CA	Orange County, CA

FAQ
Frequently Asked Questions
1.	Why is Broadcom offering to acquire Emulex?

First, combining our two companies would accelerate our vision of network convergence by combining Broadcom’s leadership position in enterprise data networking with Emulex’s leadership position in storage networking. This promises significant benefits to customers and employees of both companies and the industry.

Second, the proposed acquisition is financially compelling. The all-cash acquisition would deliver immediate value to Emulex stockholders and is expected to be accretive to Broadcom on a non-GAAP net income basis (excluding any purchase accounting related adjustments and fair value measurements).

Third, we believe this combination is highly achievable with low integration risk. Broadcom has a track record of success in communications convergence, technology execution and integrating acquired companies.

2.	What are the terms of the offer?

Broadcom is offering to buy Emulex shares for cash of $9.25 net per share through a tender offer. As of April 20, 2009 (the day before Broadcom’s proposal was made public), this represented a 42% premium to analysts’ median stock price target for next year, a 40% premium to the closing price of Emulex’s common stock, a 62% premium to the 30-trading-day average per share price, and a premium to Emulex’s enterprise value of 90%.[1]

3.	How will this combination affect customers of Broadcom and Emulex?

First, the combined company could accelerate our vision of network convergence — converged products, through integrated single-chip solutions for servers and switches, enable lower costs by using less power and allow for simpler data center management and security.

Second, the combined company would be able to offer customers a more complete product portfolio, advanced chip technology, enhanced supply chain scale, and broader global service and support. We intend to continue the existing Emulex products and distribution channels, creating a smooth transition for customers, while putting in place a roadmap for future technology and product developments.

Finally, the combined company would be financially stronger — and this is key to sustaining R&D that produces results through the economic cycle. It is also important to the greater supply chain scale and reliability that will be needed in an increasingly competitive business environment.

4.	What would this combination mean for the industry?

Combining the two companies accelerates opportunities for “convergence” of Ethernet and Fibre Channel networks. Fibre Channel over Ethernet (FCoE) is emerging as a strategic technology for data center convergence, and the combined company would offer best-in-class single-chip solutions with proven industry-leading Fibre Channel, Ethernet and iSCSi capabilities.

5.	What would this mean for employees of Emulex?

This combination has the potential to create terrific opportunities for Emulex employees. Broadcom has a very high overall employee retention rate. Over 80 percent of the employees of the 18 businesses we have acquired since January 2004 remain Broadcom employees to this day—a testament to the opportunities we work hard to provide the talented people who come to us through acquisitions.

Our culture and our success are built on our longstanding recognition that our greatest asset is our people. And we have a tradition of investing in engineering excellence that employees find attractive:
o	Approximately 75% of our employees are in engineering

o	We have over 575 PhDs

[1]	Enterprise value = Market Equity Value + Debt — Cash and Cash Equivalents

o	Broadcom has spent more than $1 billion a year on research and development since 2006

o	Broadcom is widely recognized in the engineering community as providing leading edge opportunities and some of the best tools and work environment

o	Broadcom offers Emulex engineering talent an opportunity to work on the next generation of technologies and products, and to draw on the Broadcom IP portfolio and development tools.
Emulex employees would also benefit from being part of a larger, financially stable company, particularly in today’s uncertain economic environment.

A seamless integration is more readily achievable because our teams live and work in the same communities, and Broadcom is experienced in integration, having completed over 40 acquisitions and asset purchases in over 12 countries.

6.	Why is this good for Broadcom stockholders?

The proposed transaction would be accretive to Broadcom on a non-GAAP net income basis (excluding any purchase accounting related adjustments and fair value measurements). It would enhance Broadcom’s distribution channels to accelerate revenue growth and expand manufacturing scale and enable cost efficiencies to drive gross margin expansion.

7.	Why is this better for Emulex stockholders than Emulex as a standalone company?

Broadcom’s all-cash proposal would deliver certain and rapid cash value to Emulex stockholders — and at a significant premium to the price of the standalone stock before our offer — and a significant premium to analysts’ median target stock price of $6.50 for Emulex a year from now, according to First Call estimates as of April 20, 2009 (the day before Broadcom’s proposal was made public).

In contrast, as a standalone company, stockholders face the risks of developing compelling new technology in a competitive environment and the risks of turning design wins into sales — and stockholders must wait for those to potentially produce results in terms of revenue and market share. Specifically, the Emulex Board recently announced new “hockey stick” projections for growth in the future, perhaps by 2012 — yet, as Emulex’s management has publicly stated, it has a recent history of failing to grow either revenue or market share despite early and promising design wins.

8.	What is Broadcom’s track record of successful acquisitions?

Broadcom has executed 42 acquisitions or asset purchases, averaging about one per quarter since 1999. Broadcom has acquired businesses in 12 different countries, and more than 2,500 employees have joined Broadcom from acquisitions—with a very high retention rate. Many of the acquired businesses have been established as centers of technology excellence within Broadcom.

9.	Emulex claims that it has recently secured significant design wins in converged networking that will yield important revenue growth. What is your response to that claim?

Emulex has not been able to translate design wins into growth. For example, on its October 26, 2006 investor call, Emulex reported “about 100 design wins” and has reported multiple HBA design wins in 2006 and 2007 – yet, in the following periods, Emulex’s main competitor, QLogic, steadily gained market share and grew at faster rates while Emulex’s share remained essentially unchanged.

10.	How has Emulex performed in recent years?

Emulex stock has underperformed relative to its principal competitor, QLogic and to the NASDAQ for the past 7+ years. Since 2006, Emulex’s main competitor, QLogic, has steadily gained market share while Emulex’s share has been essentially unchanged. Finally, Emulex has missed analysts’ consensus revenue estimates for 5 of the past 6 quarters.

11.	Why not pursue a negotiated transaction?

Our strong preference has been to engage the Emulex Board in constructive, negotiated discussions that will lead to a mutually acceptable deal for everyone.

We have for some time believed that a combination of our companies would benefit both companies’ stockholders, employees and the customers we serve.

Broadcom approached Emulex in December 2008 to suggest we discuss a combination. Emulex indicated it was not interested in discussions. Then the Board of Emulex took steps to thwart the ability of their stockholders to consider our offer — those steps included a new poison pill, Bylaw amendments and new management change in control agreements.

Since Emulex’s Board has been unwilling to discuss this opportunity with us or to allow its stockholders to consider our proposal, we had no choice but to take this offer directly to the Emulex stockholders with our tender offer and seeking the consent of stockholders to amend Emulex’s Bylaws so that we may hold a special meeting. However, we remain eager to meet and negotiate with Emulex.

12.	What does Broadcom’s Consent Solicitation seek to change?

After Broadcom privately reached out to Emulex’s Board to discuss a potential combination of the companies, Emulex’s Board amended the company’s Bylaws to limit stockholders’ ability to consider our proposal.

Broadcom is soliciting the consent of stockholders to:
•	Amend Emulex’s Bylaws to authorize stockholders who collectively own 10%+ of the outstanding shares to call a special meeting;

•	Authorize Broadcom representatives to call a special meeting for Emulex stockholders to consider removing and replacing Emulex’s board;

•	Amend Emulex’s advance notice Bylaw so that it will not apply at special meetings;

•	Amend Emulex’s Bylaws to require the Emulex Board of Directors to fix a record date for special meetings called by stockholders; and

•	Repeal any amendments to the Emulex Bylaws adopted by the Emulex Board of Directors on or after January 15, 2009, the date of Emulex’s current Bylaws.
Consenting to the solicitation does not require that Emulex stockholders tender their shares. Nor does it require stockholders to remove existing Emulex Board members or vote for new Board nominees at the special meeting. The Consent Solicitation is intended to give stockholders the right to determine for themselves the merits of the proposed transaction.

13.	If Emulex stockholders submit consents in favor of the Consent Solicitation, does that mean they also vote in favor of the transaction or agree to tender their shares?

No. The Consent Solicitation is designed to give Emulex stockholders more options and allow stockholders to decide for themselves the merits of this proposed transaction. It does not constitute a tendering of shares or require that stockholders vote in any way with regard to a transaction or board nominees.

14.	Why should Emulex stockholders submit consents in favor of Broadcom’s Consent Solicitation?

Emulex stockholders deserve the right to determine for themselves if the Broadcom offer is in their own best interests. Unfortunately, the Emulex Board continues to try to prevent its stockholders from being heard on the merits of the proposal, and the Consent Solicitation would allow stockholders to call a special meeting.

15.	How long will this process take?

The Emulex Board’s unwillingness to engage in discussions with Broadcom has caused needless delay of efforts to combine our two companies. We hope to complete an acquisition as quickly as possible, however, it is too soon to say how long the process will take.

16.	Is Broadcom nominating candidates for Emulex’s Board?

Broadcom’s Consent Solicitation seeks to amend Emulex’s Bylaws to give stockholders more say in Emulex’s corporate governance decisions. Specifically, it would authorize stockholders who collectively own ten percent or more of Emulex’s common stock to call a special meeting. If the consent solicitation is successful, we intend to solicit proxies to elect an alternative slate of director nominees to serve as directors of Emulex, but we have not announced nominees for the Board at this time.

Emulex’s current Board has refused to allow stockholders to evaluate the merits of Broadcom’s attractive offer. After refusing to engage in exploratory discussions, the Board bolstered Emulex’s structural defenses and later rejected a highly compelling offer. By soliciting consent from stockholders to amend Emulex’s Bylaws, Broadcom is hoping to give stockholders the right to determine for themselves the merits of the proposed transaction and allow stockholders to elect new Directors with fresh and objective perspectives.

17.	Why doesn’t Broadcom just go through with its tender offer? Why the written consent solicitation?

Broadcom is not able to complete its tender offer until the Emulex Board of Directors removes the Poison Pill they put in place on January 16, 2009. Our strong preference has been to engage the Emulex Board in constructive, negotiated discussions that will lead to the Board removing the Poison Pill and a mutually acceptable deal for everyone. Since the Emulex Board has been unwilling to engage in discussions, we have initiated the written consent solicitation as a first step towards putting the decision with regards to a deal into the hands of stockholders. The written consent solicitation does not remove the Poison Pill, however, if successful, it will put additional pressure on the Emulex Board to engage in constructive dialogue. It will also enable Broadcom to call a special meeting of the Emulex stockholders at which the Emulex stockholders can decide whether to remove the existing Board of Directors and elect a new Board. We expect that the new Board, subject to their duties as directors of Emulex, would be able to engage in constructive dialogue, remove the Poison Pill and reach a deal with Broadcom that is in the best interest of Emulex’s stockholders.

18.	Whom may stockholders contact with questions about the Consent Solicitation or Tender Offer?

Please see the Questions and Answers section of our consent solicitation statement that is filed with the Securities and Exchange Commission at www.sec.gov for additional information about the Consent Solicitation and Tender Offer. For ease in accessing this information, please refer to Broadcom’s Tender Offer.

Stockholders may also call toll free (from the U.S. or Canada): (877)-687-1875.

Banks, brokers and stockholders outside the U.S. or Canada may call: (212)-750-5833.

19.	Emulex’s share price is trading well above the $9.25 per share offer from Broadcom. As a result, will Broadcom consider raising its offer?

Broadcom’s $9.25 net cash per share offer is a highly attractive, compelling offer that is far above the average premium for technology M&A deals since 2005. As of April 20,

2009 (the day before Broadcom’s proposal was made public), this represented a 42% premium to analysts’ median stock price target for next year, a 40% premium to the closing price of Emulex’s common stock, a 62% premium to the 30-trading-day average per share price, and a premium to Emulex’s enterprise value of 90%.[1]

20.	Emulex claims it has won business at the expense of Broadcom — can you provide any clarity here?

Emulex has provided a rosy, “hockey stick” set of projections centered around design wins, including ones where Broadcom competed against Emulex’s partner, ServerEngines. We are unable to confirm the accuracy of these projections or details concerning the design wins, but note that some analysts covering Emulex have expressed skepticism over Emulex’s ability to convert these “wins” into the projected levels of revenue earnings.
SETTING THE RECORD STRAIGHT

Issue Raised by Emulex	Reality
Is Broadcom’s offer “full and fair”?
•     Our $9.25 offer represents a material premium to relevant Emulex historical trading benchmarks and to the prospective price targets published by analysts as of April 20, 2009, the day before our initial offer was made public. As of April 20, 2009, the offer represented a:

o 40% premium to the closing price of Emulex’s common stock
o 62%, 62% and 51% premium to trailing 30-, 60- and 90- trading day periods, respectively
o 90% premium to Emulex’s “Enterprise Value”[1]
o 42% premium to analysts’ median Emulex price target for next year
o 85% premium to the price one month prior to the offer — a premium that substantially exceeds the 38% average premium for technology M&A deals since 2005

[1]	Enterprise value = Equity Value less Net Cash balance

Issue Raised by Emulex	Reality
• All cash nature provides rapid and highly certain outcome.

Broadcom’s offer driven by its knowledge of Emulex design wins, which were not public when offer was made.
•     Broadcom and Emulex do not compete. Each provides different solutions in the data center today — Broadcom provides integrated circuits in the Ethernet switching and controller space and Emulex provides boards in the Fibre Channel HBA space.

•     Twenty-two days after Broadcom announced its offer, Emulex announced its partnership with ServerEngines Corp., a small, privately held company that competes with Broadcom in Ethernet solutions in the data center. Emulex still has not clarified the nature of its business relationship with ServerEngines.

• We approached Emulex in December, long before the alleged design-win developments Emulex cites.

•     We are interested in Emulex because we see the opportunity for long-term value creation: the combination will allow us to accelerate new product introductions to our customers 3+ years in the future.

Emulex holds cash of more than $3.50 a share, so the value of the Broadcom bid for the business is only $5.59 per share of value.
•     The issue that should be relevant to Emulex stockholders is how much they receive per share. The cash balance maintained by Emulex always has been reflected in the stock price and is incorporated into our offer:

          o     Stockholders would receive $9.25 per share, a 40% premium to the closing price per share on April 20, 2009, the day prior to our offer

          o     The $5.59 per share “Enterprise Value” of Broadcom’s bid that is cited by Emulex is significantly greater than the same measure before the bid — $2.95. At $9.25 per share, Broadcom is offering a 90% premium to Emulex’s “Enterprise Value” prior to our offer

• By its comment, Emulex seems to be suggesting that investors should pay a premium to buy Emulex’s cash.

Issue Raised by Emulex	Reality
Is Broadcom’s offer “highly-conditional”?	• This characterization by Emulex completely distorts our highly certain offer. The conditions included in our offer are standard and customary in tender offers lacking support of the target Board.
• Broadcom is making an all-cash offer and is prepared to close the transaction quickly.
• Broadcom would fund the purchase out of existing cash of about $2 billion, so the offer has no financing conditions.
• Emulex’s Board has failed to satisfy key conditions, including by refusing to redeem the poison pill.

The Consent solicitation commits shareholders to the Broadcom deal.	• Absolutely not. The proposals provide options to stockholders without obligating them to any specific course of action on our offer.

•     The proposals enable stockholders, including representatives of Broadcom, to call a special meeting of stockholders before the annual meeting — at such a meeting, Emulex stockholders would have the ability to vote in the manner that they feel best reflects their interests.

• The Consent WOULD enable the following: o Give Emulex stockholders a forum to express their interests
o Allow Broadcom and other investors to call a special meeting of stockholders
o Provide stockholders with the option of considering whether to elect new Board members
o Provide stockholders with a means to consider the Broadcom bid
• The Consent would NOT :
o Obligate stockholders to tender shares nor agree to a sale
o Obligate stockholders to vote for new Board nominees at the special meeting
o Obligate stockholders to add or remove Board members

•     Without consent for these proposals, Emulex stockholders may be denied the opportunity to act until the next annual stockholder meeting, by which time Broadcom could decide to pursue an alternative path.

Issue Raised by Emulex	Reality
Emulex has meaningful standalone prospects.	• Emulex’s standalone prospects are uncertain and subject to execution risk.
• Under the current Board, Emulex has a history of weak execution and of missing Wall Street consensus revenue estimates.

•     QLogic, Emulex’s major competitor in Fibre Channel HBAs, has been gaining market share in the last five years while Emulex’s share has not changed significantly, making Emulex the distant #2 player in this segment.

•     Emulex faces a declining legacy market, according to industry analysts. Dell’Oro expects revenues in the Fibre Channel Host Bus Adapter (HBA) market to decline from $834 million in 2008 to about $732 million in 2012.

•     Emulex is operating in an increasingly competitive landscape — the opportunity for new generation convergence products, which is several years into the future, is beginning to attract interest among well-established companies that have the ability to enter the market.

* * *
     This Website does not constitute an offer to buy or a solicitation of an offer to sell any securities. Broadcom has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”) containing an offer to purchase all of the outstanding shares of common stock of Emulex Corporation (“Emulex”) for $9.25 per share. The tender offer is being made solely by means of the offer to purchase, and the exhibits filed with respect thereto (including the letter of transmittal), which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom Corporation through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875.
     Broadcom has filed a preliminary consent statement with the SEC relating to the solicitation of written consents from Emulex stockholders. Any definitive consent solicitation statement will be mailed to stockholders of Emulex. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875.
     Information regarding the participants in the solicitation of consents of Emulex’s stockholders is available in Broadcom’s preliminary consent statement filed with the SEC on May 18, 2009.
     All statements included on this Website other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words.
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